Exhibit (h)(18)

AMENDED & RESTATED

APPENDIX A

TO THE ADMINISTRATIVE AND SHAREHOLDER SERVICING AGREEMENT

This Amended and Restated Appendix A, as amended August 12, 2020 (“Appendix A”), to the Administrative and Shareholder and Servicing Agreement dated April 30, 2009 and amended May 22, 2012 (the “Agreement”), is effective as of August 12, 2020, and supersedes any prior Appendix A to the Agreement.

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